Exhibit 10.1

Cooperation Agreement

on the Establishment of Fujian Fujun Gene Biotech Co., Ltd.

among

Shenzhen Fujin Gene Science & Technology Co., Ltd.

Xilong Scientific Co., Ltd.

and

Fuzhou Jinqiang Investment Partnership (LP)

北京上海深圳杭州廣州昆明天津成都寧波福州西安南京南寧濟南重慶蘇州香港巴黎馬德裡硅谷

BEIJINGSHANGHAISHENZHEN HANGZHOU GUANGZHOU KUNMINTG TIANJIN CHENGDUNINGBOFUZHOUXI’AN NANJING NANNINGJINAN CHONGQING SUZHOU HONG KONG PARIS MADIDRID SILICON VALLEY

Table of Contents

Chapter IGeneral Provisions1

Chapter IIBasic Information on the Parties1

Chapter IIIInvestment and Registered Capital3

Chapter IVBusiness Scope and Development of the Company4

Chapter VBusiness Place5

Chapter VIResponsibilities of the Parties5

Chapter VIITransfer of Technologies and Confidentiality6

Chapter VIII Management of Technical Achievements, Know-how and Patents7

Chapter IXRestrictions7

Chapter XShareholders’ Meeting8

Chapter XIBoard of Directors9

Chapter XIIManagement Body10

Chapter XIIILabor Management12

Chapter XIVFinance and Profit Distribution12

Chapter XVInsurance14

Chapter XVIForce Majeure14

Chapter XVIIDissolution and Liquidation15

Chapter XVIIISettlement of Disputes18

Chapter XIXMailing Addresses and Notices18

Chapter XXEffectiveness and Miscellaneous19

CONFIDENTIAL TREATMENT REQUESTED, OMITTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

Chapter I General Provisions

Shenzhen Fujin Gene Science & Technology (hereinafter referred to as “Party A”), Xilong Scientific Co., Ltd. (hereinafter referred to as “Party B”) and Fuzhou Jinqiang Investment Partnership (LP) (hereinafter referred to as “Party C”) have reached an unanimous agreement to establish Fujian Fujun Gene Biotech Co., Ltd. (福建福君基因生物科技有限公司) (hereinafter referred to as “Project Company” or “Fujun Biotech”) by way of cash contribution through negotiations in good faith in accordance with the provisions of the Company Law of the People’s Republic of China, the Contract Law of the People’s Republic of China and other laws and regulations of China (hereinafter referred to as the “Laws”), and to operate and manage the Project Company jointly.

Chapter II Basic Information on the Parties

Article I Legal addresses, legal representatives and Uniform Social Credit Code of the Parties:

Party A: Shenzhen Fujin Gene Science and Technology Co., Ltd. (“Shenzhen Fujin”)

Legal Address: Room 201, Block A, Comprehensive Office Building of Authority of Qianhai Shenzhen-Hongkong Modern Service Industry Cooperation Zone, No. 1 Liyumen Street, Qianwan 1st Road, Qianhai Shenzhen-Hongkong Cooperation Zone, Shenzhen

Legal Representative: Gao Hanlin

Uniform Social Code: [*****]

Party B: Xilong Scientific Co., Ltd. (Xilong Scientific)

Legal Address: Nos. 1-3 Xilong Middle Street, Chaoshan Road, Shantou City

Legal Representative: Huang Weipeng

Uniform Social Credit Code: [*****]

Party C: Fuzhou Jinqiang Investment Partnership (LP) (Fujian Dingshi)

Legal Address: No. 4F01A, 10# Plant Building, Zone C, No. 9 Maoling Road, Xindian Town, Jin’an District, Fuzhou City, Fujian Province

Executive Partner: Wei Xianshu

CONFIDENTIAL TREATMENT REQUESTED, OMITTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

Uniform Social Credit Code: [*****]

Article II The name of the Project Company is: Fujian Fujun Gene Biotech Co., Ltd. (福建福君基因生物科技有限公司).

The legal address of the Project Company is: No. 4F01B, 10# Plant Building, Zone C, No. 9 Maoling Road, Xindian Town, Jin’an District, Fuzhou City, Fujian Province

The business place of the Project Company is: No. 4F01B, 10# Plant Building, Zone C, No. 9 Maoling Road, Xindian Town, Jin’an District, Fuzhou City, Fujian Province

Article III The purpose of the Project Company is to promote and operate the gene test and diagnosis business within the territory of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan, hereinafter referred to “Mainland China”) by taking the advantage of resources such as technology, personnel, operation and management, market and capital so as to build the Project Company into a famous gene test and diagnosis enterprise with high sustainability and market competitiveness and to provide investors with returns and profits.

Article IV The Project Company is an independent legal entity. The Project Company will have all legal person property rights formed by the investment by shareholders, enjoy civil rights, and bear the civil responsibilities according to law. The Project Company will operate its business with all its properties, and be responsible for its own profits and losses.

The Project Company must abide by the provisions of all laws, regulations and rules of the country, and be protected by the Laws. The Company shall also comply with all provisions of the Agreement and its articles of association.

Article V The Project Company is organized as a limited liability company. The Parties will bears the responsibility to the Project Company within the limit of the amount of investment made by them. The profits, risks and losses of the Project Company shall be shared by the parties in proportion to their contributions of the registered capital.

Article VI The business term of the Project Company is 20 year. The date of establishment is the date on which the business license is issued. The business term of the Project Company may be extended after approved by the competent administration for industry and commerce if agreed unanimously by the Parties. The Parties shall reach an agreement on the extension of the business term of the Project Company no less than six months prior to the expiry of the business term.”

Article VII The execution, effectiveness, interpretation and performance of the Agreement and the settlement of disputes shall be governed by the Laws of the People’s Republic of China.

Chapter III Investments and Registered Capital

Article VIII The registered capital of the Project Company is RMB 100 million yuan only (RMB 100,000,000.00).

Article IX The Parties agree that Party A will subscribe for the registered capital of the Project Company by making capital contributions in cash or in kind, Party B and Party C will subscribe for the registered capital of the Project Company by making capital contributions in cash. The total amount of capital contributions, registered capital subscribed for and shareholding percentages are shown as follows:

Name of Shareholders	Amount of Capital Contribution	Registered Capital Subscribed for	Shareholding Percentage
Shenzhen Fujin (Party A)	60,000,000.00	30,000,000.00	30%
Xilong Scientific (Party C)	102,000,000.00	51,000,000.00	51%
Fujian Jinqiang (Party C)	19,000,000.00	19,000,000.00	19%
Total	181,000,000.00	100,000,000.00	100%

Article X The Parties agree that Party A and Party shall pay their shares in the registered capital within 3 years from the issuance of the business license, and make the full capital contributions to the Project Company within three years from the issuance of the business license respectively; Party C shall make the full capital contribution subscribed by it to the Project Company within five years from the issuance of the business license.

Article XI The Project Company shall, after the Parties have made their full capital contributions to the Project Company within the said time limits, complete the registration of changes in paid-up capital, issue the Capital Contribution Certificate to the Parties respectively, and when necessary, engage a qualified CPA firm to conduct capital verification and issue the capital verification report.

Article XII As key members of the management team of the Project Company, partners of

Party C shall, after the establishment of the Project Company, cause the Project Company to put into official operation, and ensure to complete the following work at the following time: 1) completing the decoration, recruitment, procurement of instruments and equipment, application for qualifications as third-party medical laboratory, review of practice, trial rum and registration of Fuzhou Furui Medical Laboratory before December 31, 2016; 2) the third party medical laboratory shall be approved, the Project Company shall be put into operation and generate business income before December 31, 2017; and (3) 2018-2020 the Project Company shall achieve an accumulated net profit of not less than RMB 40 million.

Article XIII The shareholders of the Project Company may transfer all or part of their equity interests among them. Where a shareholder transfers its equity interests to a party other than a shareholder, it shall obtain the consent of all shareholders of the Project Company. The dissenting shareholders shall purchase the equity interests to be transferred under the same conditions. If they do not purchase the equity interests, they shall be deemed to consent to the transfer. Other shareholders shall have the right of first refusal to purchase the equity interest consented by all shareholders to be transferred under the same conditions.

Chapter IV Business Scope and Development of the Project Company

Article XIV The businesses carried out by the Project Company are gene tests and diagnosis with which the Project Company provides genomic diagnosis and research services to medical institutions, scientific research institutes, enterprises and institutions:

(I)	Basic reproductive health researches and clinical application services;
(II)	Basic scientific research services;
(III)	Basic researches for complicated diseases and clinical application services;
(IV)	Basic pharmaceutical research and clinical application service.

Article XV The development target of the Project Company:

Considering the professionalism of Party A in the field of gene tests and diagnosis, the advantages of Party B in chemical reagents and IVD reagents and the experience of Party C in management and operation, and based on the business and financing platform of Party B’s listed company, provide high-quality genomic diagnosis and research services to medical institutions, scientific research institutes, enterprises and institutions; and build up a famous brand in the domestic gene test and diagnosis market.

Chapter V Business Place of the Project Company

Article XVI Registered Address of the Project Company: No. 4F01B, 10# Plant Building, Zone C, No. 9 Maoling Road, Xindian Town, Jin’an District, Fuzhou City, Fujian Province.

Chapter VI Responsibilities of the Parties

Article XVII Party A’s Responsibilities

(I)	To contribute the registered capital subscribed by it to the Project Company as scheduled;
(II)	To assist in the registration of the Project Company;
(III)

To lead and principally be responsible for the scientific researches and technologies of the Project Company, to provide the Project Company with social resources, technological resources and market information relating to its business to ensure the businesses of the Project Company can be carried out as soon as possible in a steadily manner.

(IV)	To provide customer resources to the Project Company;
(V)	To deal with other matters entrusted by the Project Company.

Article XVIII Party B’s Responsibilities

(I)To contribute the registered capital subscribed by it to the Project Company as scheduled;

(II)To assist in the registration of the Project Company;

(III)To recommend and assist in recruiting managers, management personnel, technical staff and other workers with certain levels and work experience based on the needs of the Project Company;

(IV)To provide the Project Company with social resources, technical resources and market information in connection with its businesses, and assist the Project Company in developing domestic businesses by taking full advantages of the listed company;

(V)	To provide customer resources to the Project Company;
(VI)	To deal with other matters entrusted by the Project Company.

Article XIX Party C’s Responsibilities

(I)To contribute the registered capital subscribed by it to the Project Company as scheduled;

(II)To organize and deal with the registration of the Project Company;

(III)To provide management and market supports for the development of the Project Company based on its operation and management experience as well as its advantages in market channels.

(IV)To deal with other matters entrusted by the Project Company.

Chapter VII Transfer of Technologies and Confidentiality

Article XX Party A shall ensure that technologies provided by it to the Project Company and which are in relation to the operation of the Project Company’s businesses (including documents, electronic data and research models relating to such technologies) are legally owned by it or licensed to it for use through lawful means by their legal owners. Party A shall be fully liable for compensation to the Project Company in case of any economic loss arising from the technologies provided by Party A violating any intellectual property rights or other third-party’s legal rights and interests.

Article XXI All inventions or patent rights or know-hows obtained by the Project Company during its operation process shall be owned by the Project Company, and all related information shall be stored independently by the Project Company.

Article XXII Any trade secrets, patent rights or know-hows obtained by the Project Company through acquisitions shall be kept in confidence by the Parties in accordance with the provisions of related agreements.

Article XXIII The Parties may use existing technical knowledge owned by the Project Company free of charge; when either Party intends to use any technical knowledge of the Project Company, it shall sign a technology license agreement with the Project Company and perform the confidentiality clause specified in the agreement.

Article XXIV The Parties shall cause their staff and workers assigned by them to the Project Company to keep all trade secrets and related technologies in confidence.

Chapter VIII Management of Technical Achievements, Know-how and Patents

Chapter XXV Any development or improvement made by employees, subcontractors and agents of the Project Company to any inventions, software or know-hows shall be owned by the Project Company; any patent applications and copyright registration shall be conducted in the name of the Project Company.

Chapter IX Restrictions

Chapter XXVI No shareholder shall carry out any activity in its own name or on behalf of the Company, which may be detrimental to the interest of the Project Company; otherwise all proceeds obtained from such activity shall be owned by the Project Company, and in case of any loss, compensation shall be made in accordance with the relevant law.

Article XXVII When the controlling shareholder of the Project Company is exercising its voting right, it shall not make any decision which is detrimental to the interests of the Project Company and other shareholders; not use the material assets reorganization to damage the lawful rights of the Project Company and other shareholders or use its special position to gain additional interests.

Article XXVIII Shareholders shall nominate their directors and supervisors to the Project Company strictly in accordance with the conditions and procedures specified in laws, regulations, the Agreement and the articles of association of the Project. Candidates nominated by shareholders as directors and supervisors shall have professional knowledge and capacity to make decisions and supervision. The controlling shareholder shall not appoint or remove any senior officer by circumventing the shareholders' meetings or the board of directors.

Article XXIX Any important decisions of the Project Company shall be made through a shareholders' meeting and the board of directors' meeting in accordance with law. The controlling shareholder shall not directly or indirectly interfere with the Project Company's decisions or business activities conducted in accordance with laws.

Article XXX Shareholders and their affiliates shall not be engaged in any business which is same or similar with those conducted by the Project Company.

Article XXXI Where any shareholder is in violation of the above clauses, compensation shall be made subject to the Project Company or other shareholders’ actual losses.

Chapter X Shareholders’ Meeting

Article XXXII The shareholders’ meeting of the Project Company shall be composed of all shareholders, and is the highest authority of the Project Company and perform the powers and duties in accordance with the articles of association of the Project Company.

Article XXXIII The shareholders’ meeting shall exercise the following powers:

(I)	To decide upon the operation policies and investment plans of the Project Company；
(II)

To elect and replace directors and supervisors acted by representatives of assumed by non-representatives of the employees and deciding the matters relating to their salaries and compensations and decide on matters relating to remuneration to directors and supervisors;

(III)	To deliberate and approve reports of the board of directors;
(IV)	To deliberate and approve reports of the board of supervisors;
(V)	To deliberate and approve annual financial budget plans and final account plans of the Project Company;
(VI)	To deliberate and approve the Project Company’s profit distribution plans and loss recovery plans;
(VII)	To make resolutions about the increase or reduction of the Project Company's registered capital;
(VIII)	To make resolutions about the issuance of corporate bonds;
(IX)	To make resolutions on the transfer of capital contributions to a person other than a shareholder;

(X)	To adopt resolutions about the assignment, split-up, change of company form, dissolution, liquidation of the company;
(XI)	To amend the articles of association of the Project Company.

Article XXXIV Any resolution made by the shareholders’ meeting in respect of any matter mentioned above shall be adopted by shareholders representing more than two thirds of the voting rights.

Article XXXV Shareholders shall exercise their voting rights in proportion to their capital contributions to the registered capital at the shareholders’ meetings.

Article XXXVI The shareholders’ meetings shall be divided into two types: regular meetings and temporary meetings. The regular meetings shall be held in accordance with the provisions of the articles of association. Shareholders representing more than 1/4 voting rights, more than 1/3 of directors or supervisors may propose to hold a temporary meeting. The shareholders’ meeting shall be convened by the board of directors and chaired by the Board chairman who may appoint other director to chair the meeting if he/she is unable to perform his/her duties for special reasons.

Chapter XI Board of Directors

Chapter XXXVII The Company shall have a board of directors comprising three members: one to be appointed by Party A and two appointed by Party B. The chairman of the board of directors shall be acted by the director appointed by Party B and the vice chairman shall be acted by the director appointed by Party A.

Article XXXVIII The chairman of the board of directors shall be the legal representative of the Company. If the chairman is unable to perform his/her duties for whatever reasons, the vice chairman shall represent the Company.

Article XXXIX A director may appoint another director to exercise his/her rights when a board meeting is held, in which case a general power of attorney shall be submitted to the board of directors.

Article XL Decisions of the board of directors shall be adopted by directors or their proxies representing 2/3 of the total votes at the meeting, provided that any significant matters shall be passed by all the directors or their proxies, which include (without limitation to):

(I)	Amendments made to the articles of association of the Project Company;
(II)	There is any change to the principal activities of the Project Company, the Project Company carries out any business other than its principal activities or withdraw from its principal activities;
(III)	Increase or decrease in the registered capital of the Project Company;
(IV)	Separation, merger, combination, change to the form of, liquidation or dissolution of the Company;
(V)	Lease, transfer or disposal of all or substantially all of its properties of the Project Company;
(VI)	Grant, licensing or transfer and donation of the right of operation and intellectual property rights of the Project Company to any third party;
(VII)	Profit distribution plans of the Project Company;
(VIII)	Employment or dismissal of the general manager of the Project Company;
(IX)	Decision on the budgets or approval of final accounting of the Project Company;
(X)

Debt or significant capital expenditure with a single amount of more than RMB one million yuan (RMB 1,000,000.00) and an accumulated amount of more than RMB one million five hundred thousand yuan only (RMB 1,500,000.00) within one accounting year, other than the annual budget of the Project Company;

(XI)	Establishment or removal of subsidiaries or branches of the Project Company;
(XII)	Any financing or borrowing of the Project Company;
(XIII)	Any external security provided by the Project Company or any of subsidiaries controlled by it or external mortgage, pledge, liens over its assets;
(XIV)

Introduction of strategic investors by the Project Company or outbound investment with a single amount of more than 20% of the net assets and an accumulated amount of more than 25% of the net assets of the Project Company during one accounting year.

(XV)

The related-party transactions between the Company and any shareholder or its affiliates exceeding RMB 2 million (if a related-party transaction involves non-cash assets, the Project Company shall inform shareholders in writing and shareholders shall have the right to decide whether to engage an asset appraisal firm to appraise non-cash assets.)
(XVI)	Preparation of and change to any stock incentive plans to the management;
(XVII)	Any transaction that may result in the change to the controlling shareholder or the actual controller of the Project Company;
(XVIII)	Any significant change to the legal person structure and the organization structure of the Project Company.

Article XLI The board of directors shall meet every six months, and the meetings shall be convened and held by the chairman, and in the absence of the chairman, by the vice chairman. Under special circumstances, the chairman or more than 2/3 of directors may propose to convene an special board meeting. The board meetings are generally held in the business place of the Project, or other places if decided by the board of directors. 10-day prior notices shall be given to all the directors in case that the board meeting is held. The board of directors shall cause meeting minutes to be kept and signed by all directors present at the meeting.

Article XLII The Project Company shall have one supervisor to be recommended by Party B. Directors, general manager shall not serve as supervisors. The term of office of a supervisor is three years, upon the expiration of the term, a supervisor may be reappointed and serve another term. The supervisor may attend the meetings of the board of directors as a non-voting member.

Article XLIII The supervisor shall exercise the following powers:

(I)	To examine the financial affairs of the company;
(II)	To supervise the law and regulation violating acts or the articles of association of directors and general manager in performing their duties;
(III)	To request directors or general manager to remedy their acts whenever such acts harm the interests of the Company;
(IV)	To propose the convening of an extraordinary shareholders' meeting; and
(V)	To exercise other powers as provided for in the articles of association.

Chapter XII Management Body

Article XLIV The Project Company shall have one general manager and one vice general manager to be appointed by the Parties; the financial director shall be recommended by Party B;

the said persons shall be employed by the board of directors and take offices for three years, and may serve another term upon approval by the board of directors.

Article XLV The general manager is responsible to execute all resolutions of the board of directors, organize and lead the regular operation and management of the Project Company. The management body shall have several managers who will be in charge of the departmental work of the Project Company respectively.

Article XLVI In case the general manager or financial director commits serious breach of duties, or is unable or unwilling to perform his/her duties, or is incapable to operate the Project Company, the board of directors may replace them at any time by resolution.

Chapter XIII Labor Management

Article XLVII The Project Company shall manage its personnel in accordance with the labor and personnel management regulations of the country and its employees shall be recruited on a contractual basis. Any employee shall be subject to the qualification examination conducted by the Project Company without any interference from any shareholder.

Article XLVIII Matters in connection with the recruitment, dismissal, resignation, wages and benefits, labor protection, labor insurance, labor disciplines shall be in compliance with the Labor Law of the People’s Republic of China and its implementation rules, for which a plan shall be developed by the board of directors and a labor agreement shall be signed to govern.

Article XLIX The remunerations, social insurance and benefits, travel cost standards to the Senior officers, technical staff recommended by Party A and Party B and engaged by the Project Company shall be decided by the board of directors at a board meeting.

Chapter XIV Finance and Profit Distribution

Article L The Project Company shall establish its financial and accounting rules and regulations in accordance with the laws, administrative regulations and rules of competent authorities.

Article LI The Project Company shall prepare a quarterly financial report within thirty days after the end of the first three and nine months of each fiscal year, and prepare the interim financial report within sixty days after the end of the first six months of each fiscal year; and prepare the annual financial report within one hundred and twenty days after the end of each fiscal year.

Article LII The annual financial reports and the interim financial reports used for the interim profit distribution of the Project Company shall include:

(I)	Balance sheets;
(II)	Profit statements;
(III)	Profit distribution statements;
(IV)	Statements of changes in financial positons (or cash flow statements);
(V)	Notes to financial statements.

Article LIII Where the Project Company does not make an interim profit distribution, the interim financial statements shall include financial statements and notes to financial statements other than the one specified in Item (III) above.

Article LIV The quarterly financial reports, interim financial reports and annual financial reports shall be prepared in accordance with the relevant laws and regulations.

Article LV Except the statutory accounting books, the Project Company will not establish any accounting book and open saving account in individual’s name.

Article LVI The profits remaining after the Project Company has paid the taxes shall be distributed in the following order:

(I)	To cover the loss of the previous year;
(II)	10% to be paid to the statutory reserve fund of the Company.

When the accumulated amount of the statutory reserve fund of the Project Company reaches 50 of the registered capital, no statutory reserve will be further made. After the company has set aside funds for the statutory common reserve funds, the company may set aside funds for a discretionary common reserve funds at the shareholders’ meeting, and the Company will not make profit distribution to its shareholders before covering the loss of the Company and setting aside funds for the statutory reserve fund.

Article LVII When the general shareholders’ meeting resolves to convert the reserve fund into capital, it shall be done in proportion to the shareholdings of the shareholder. When converting the statutory reserve fund into capital, the balance of the fund shall not be less than 25% of the registered capital of the Project Company.

Article LVIII After the resolution regarding the profit distribution is made at the general shareholders’ meeting, the board of directors of the Project Company shall complete the distribution of dividends (or shares) within one month after the general shareholders’ meeting is held.

Article LIX The Project Company will try its best to obtain tax credits and exemptions.

Article LX The audit firm shall be engaged to examine and audit the financial affairs of the Project Company. The audit shall cover all vouchers, records, receipts, books, statistical reports and financial reports, and the audit reports shall be submitted to the board of directors and the general manager; the audit results shall be reported to the shareholders annually; if Party A or Party B intends to engage its own auditor to audit the annual financial affairs of the Project Company, other shareholders of the Project Company shall give full cooperation and the auditor’s expenses shall be borne by the engaging party. However, any internal expenses incurred from such additional audit shall be borne by the Project Company.

Chapter XV Insurances

Article LXI The Project Company may maintain insurances for its core businesses with the insurance type, insured value and period of insurance to be determined by the board of directors. The insurance premiums shall be paid by the Project Company.

Chapter XVI Force Majeure

Article LXII In case of any change to the national laws, regulations and policies, preventing any term of the Agreement from being performed and even resulting in inability to perform, the affected party shall inform the other parties immediately, and deliver the said documents.

Article LXIII When the circumstance mentioned in Article LXIX occurs, the Parties shall amend the Agreement as soon as possible through negotiations so that the investors will not suffer any loss arising therefrom. If either party disagrees to make such amendment, the other parties may have the right to suspend the performance of the Agreement according to the provisions of Article LXXVIII, but shall give a 10-day prior written notice.

Article LXIV If the Project Company is unable to operate its business or it becomes difficult or unable to perform the Agreement due to any force majeure, including earthquake, typhoon, flood, fire, war and other events which are unforeseeable and whose occurrence and consequence can’t be avoided or prevented, the party suffering such force majeure event shall immediately inform the other party by call, and provide the other parties with the details about the vent and effective certifications certifying the effect or damages caused to the operation of the Project Company within the shortest time. The said certifications shall be issued by a notary public office of the place where such event occurred. The Parties shall negotiate with each other to decide whether to dissolve the Project Company, or relieve or suspend the operations of the Project Company, or to stop the business activities of the Project Company based on the degree of such damage or effect on the Project Company.

Article LXV The Project Company may be dissolved earlier after approved by the board of directors and upon resolution of the shareholders’ meeting if any force majeure event renders the Project Company unable to continue its business, or the Project Company suffers losses for consecutive years.

Article LXVI If any shareholder fails to perform the Agreement or its obligations hereunder not due to the force majeure event, or commits serious breach of the Agreement, rendering the Project Company unable to continue its business or achieve the business objectives specified herein, it shall be deemed as a breach of agreement, in which case the other shareholders may have the right to terminate the Agreement in accordance with the provisions hereof in addition to the right to claim for loss against the defaulting party. If the Parties agree to continue to operate the Project Company, the defaulting party shall compensate economic losses suffered by the Project Company.

Chapter XVII Dissolution and Liquidation

Article LXVII The Project Company shall be dissolved and liquidated in accordance with law if one of the following circumstances occurs:

(I)	The business term has expired;
(II)	A resolution on dissolution has been adopted by the shareholders’ meeting;
(III)	Dissolution is required for merger or division of the company;
(IV)	The Company is declared bankrupt because it becomes insolvent to pay any debt due;
(V)	The Project Company has been ordered to be closed down in accordance with Laws due to its violations of the laws and regulations.

Article LXVIII Where the Project Company is dissolved under the circumstances specified in Items (I) and (II) of the preceding article, a liquidation team shall be established within fifteen days. The members of the liquidation team shall be selected according to the ordinary resolution adopted by the shareholders’ meeting.

Where the Project Company is dissolved under the circumstance mentioned in Item (III) of the preceding article, the liquidation work shall be carried out by the parties to the merger or division in accordance with the agreement signed at the time of merger or division.

Where the Project Company is dissolved under the circumstance mentioned in Item (IV) of the preceding article, the liquidation work shall be carried out by the liquidation team which is composed of shareholders, competent authorities and related professionals organized by the people’s court in accordance with the provisions of law.

Where the Project Company is dissolved under the circumstance mentioned in Item (V) of the preceding article, the liquidation work shall be carried out by the liquidation team which is composed of shareholders, competent authorities and professionals organized by the authorities having jurisdiction.

Article LXIX After the liquidation team is established, the powers and duties of the board of directors and the general manager shall cease immediately. During the liquidation, the Project Company shall not carry out any new business activities.

Article LXX The liquidation team shall exercise the following powers:

(I)	To carry out clearance of the assets of the company and compile the balance sheet and list of assets.
(II)	to notify creditors by notice or announcement;
(III)	To handle the remaining businesses of the company;
(IV)	To pay taxes overdue;

(V)	To clear claims and debts;
(VI)	To dispose the remaining properties after all the debts are paid off;
(VII)	To participate in civil proceedings on behalf of the company.

Article LXXI The liquidation team shall, within ten days after its establishment, notify the creditors and make a public announcement in at least one newspaper at least three times within 60 days.

Article LXXII Creditors shall declare their claims with the liquidation team within specified time limits. When declaring their claims, the creditors shall explain relevant particulars of their claims and provide supporting materials. Claims shall be registered by the liquidation team.

Article LXXIII After the liquidation team has thoroughly examined the company's property and prepared a balance sheet and a schedule of properties, it shall develop a liquidation plan and submit the same to the shareholders’ meeting or the competent authorities for confirmation.

Article LXXIV The properties of the Project Company shall be applied in the following order:

(I)	To pay the liquidation charges;
(II)	To pay wages and labor insurance premiums for staff and workers;
(III)	To pay outstanding taxes;
(IV)	To pay the debts owed by the Project Company;
(V)	To be distributed in proportion to the shareholdings of its shareholders.

The Company’s properties may not be distributed among its shareholders prior to full repayment in accordance with the stipulations of Items (I) to (IV) of the preceding paragraph.

Article LXXV If the liquidation team, having thoroughly examined the company's properties and prepared a balance sheet and a schedule of property, finds that the Company's properties are insufficient to pay its debts in full, it shall apply to the people's court for declaration of insolvency according to the law. After the people's court has ruled to declare the Company insolvent, the Company's liquidation team shall hand over the liquidation matters to the people's court.

Article LXXVI Following the completion of liquidation, the liquidation team shall prepare the liquidation report and the statement of receipts and expenditures during the liquidation period and the financial books, and submit the same to the general shareholders’ meeting or competent authorities for confirmation.

The liquidation team shall apply for cancellation of the company's registration and announce the company's termination within thirty days from the confirmation of the liquidation report by the general shareholders’ meeting or the competent authorities.

Article LXXVII Members of the liquidation team shall be devoted to their duties and perform their liquidation obligations according to the law. Members of the liquidation team may not abuse their authority to accept bribes or other illegal income and may not encroach the project company’s properties.

If members of the liquidation team willfully or through gross negligence cause losses to the company or its creditors, they shall be liable for compensation.

Chapter XVIII Settlement of Disputes

Article LXXVIII Any dispute and demand arising among the Parties, or any dispute and demand in connection with the termination of the Agreement during the term or any extended period of time shall be settled through consultations and negotiations in a friendly and good-faith manner. If any dispute can’t be settled by the Parties within the agreed time, it shall be submitted to South China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules in effect on the date of the Agreement. The arbitrament shall be final and binding upon the Parties. The arbitration cost shall be borne by the losing party. Each party shall bear its own costs associated with the engagement of experts, witnesses and attorneys.

Article LXXIX During the arbitration process, the Agreement shall remain in full force and effect except for the part which is under arbitration.

Chapter XIX Mailing Addresses and Notices

Article LXXX The mailing address designated by Party A is as follows:

Address:

Tel:

Contact Person:

Article LXXXI The mailing address designated by Party B is as follows:

Address:

Tel:

Contact Person:

Article LXXXII The mailing address designated by Party C is as follows:

Address:

Tel:

Contact Person:

Article LXXXIII The notices of the Project Company shall be given by one of the following methods:

(I)	in person;
(II)	by mail;
(III)	by telex.

Shareholders shall inform the Project Company immediately of any change to their addresses or contact persons for the purpose of record.

Article LXXXIV After a notice given by the Project Company is served, a receipt shall be required to be signed (or sealed) by the person on whom the notice is served, and the date indicated on the receipt by the person on whom the notice is served shall be regarded as the date of service; if a notice is sent by mail, the first working day from the date of delivery to the post office shall be deemed as the date of service. If a notice involves any right or obligation of the Parties, a written notice shall be given, and the meeting notice shall be given ten days in advance.

Chapter XX Effectiveness and Miscellaneous

Article LXXXV The Agreement, including its attachments, schedules, appendices and exhibits attached hereto, shall not come into effect until it is signed by the representatives authorized by the Parties.

Article LXXXVI For any matter not covered herein, a supplementary agreement may be concluded by the Parties, which shall have the same effect with the Agreement.

Article LXXXVII Any amendment to the Agreement and its attachments shall not go into effect until a written agreement is signed by the Parties hereof.

Article LXXXVIII This Agreement is made into eight copies with two copies to be kept by the Parties respectively and the remaining to be kept by the Project Company.

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(This page contains no text and is the signature page of the Cooperation Agreement on the Establishment of Fujian Fujun Gene Biotech Co., Ltd. among Shenzhen Fujin Gene Science and Technology Co., Ltd., Xilong Scientific Co., Ltd. and Fuzhou Jinqiang Investment Partnership (LP))

Party A: Shenzhen Fujin Gene Science and Technology Co., Ltd. (Seal)

Legal Representative (or Authorized Person): Gao Hanlin

/s/ Gao Hanlin

Date: April 25, 2017

Party B: Xilong Scientific Co., Ltd. (Seal)

Legal Representative (or Authorized Person): Huang Weipeng

/s/ Huang Weipeng

Date: March 2, 2016

Party C:  Fuzhou Jinqiang Investment Partnership (LP) (Seal)

Legal Representative (or Authorized Person): Wei Xianshu

/s/  Wei Xianshu

Date: March 2, 2016